Registration No. 333-33912

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLENNIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8731	04-3177038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 Landsdowne Street

Cambridge, Massachusetts 02139

(617)  679-7000

(Address Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Joel S. Goldberg, Esq.	Copy to:
Vice President and Secretary	Matthew J. Gardella, Esq.
Millennium Pharmaceuticals, Inc.	Edwards Angell Palmer & Dodge LLP
40 Landsdowne Street	111 Huntington Avenue
Cambridge, Massachusetts 02139	Boston, Massachusetts 02199
Telephone: (617) 679-7000 Telecopy: (617) 374-0074	Tel: (617) 239-0100 Fax: (617) 227-4420

Telephone Number, Including Area Code, Of Agent For Service

Approximate date of commencement of proposed sale to the public:

Not Applicable. Deregistration of unsold securities

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On April 3, 2000, Millennium Pharmaceuticals, Inc., a Delaware corporation (the “Company”) filed a registration statement on Form S-4, Registration No. 333-33912 (as subsequently amended, this “Registration Statement”), with respect to 680,058 shares (2,720,232 shares as adjusted for splits) of the Company’s common stock, par value $0.001 per share, in connection with the acquisition of Millennium Predictive Medicine, Inc. by the Company.

On May 14, 2008 (the “Effective Date”), the Company consummated the transactions contemplated by its Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 10, 2008, by and among Takeda America Holdings, Inc., a New York corporation (“Parent”), Mahogany Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. In accordance with the Merger Agreement, the Company’s prior common stock, par value $0.001 per share (the “Common Stock”), has been canceled and is no longer outstanding. On May 14, 2008, the Company filed a certification and notice of termination on Form 15 with respect to the Company’s shares of Common Stock.

The offering of the Company’s securities under this Registration Statement has been completed.  Accordingly, the Company is filing this Post-Effective Amendment to this Registration Statement to deregister any shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 6th day of June, 2008.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Joel S. Goldberg, Esq.
Joel S. Goldberg, Esq., Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Director, President and Chief Executive Officer	June 6, 2008
Deborah Dunsire	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	June 6, 2008
Marsha H. Fanucci	(Principal Financial and Accounting Officer)

*	Director	June 6, 2008
Kiyoshi Kitazawa

*	Director	June 6, 2008
Masumitsu Inoue

The undersigned, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the above-named officers and directors of Millennium Pharmaceuticals, Inc. on this 6th day of June, 2008, pursuant to the powers of attorney executed by such officers and directors, which powers of attorney are filed with the Securities and Exchange Commission as an exhibit to this Post-Effective Amendment No. 1 to the Registration Statement.

*By:	/s/ Joel S. Goldberg, Esq.
Joel S. Goldberg, Esq.
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
24.1	Powers of Attorney